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Exhibit 11

                              MERCHANTS GROUP, INC.
                         Computation of Income Per Share
                      (in thousands, except per share data)

                                                For the Three            For the Nine
                                                 Months Ended            Months Ended
                                                 September 30,           September 30,
                                              ------------------      ------------------
                                               1995        1996        1995        1996
                                               ----        ----        ----        ----
Net income (loss) for computing
     earnings per common share
     without dilution and
     fully diluted                           $(1,996)      $ 197      $(4,801)    $2,114
                                              ======       =====      =======     ======
Weighted average number of common
     shares outstanding - without
     dilution                                  3,213       3,172        3,213      3,197

Addition from assumed exercise as
     of the beginning of the period,
     of common stock options
     outstanding as of the end of the
     period, reduced by the number of
     shares assumed to have been
     repurchased by the company with
     the proceeds from exercise, at
     the average market value per
     share during the period                       6          10            5         10
                                              ------       -----      -------      -----
     Weighted average number of common
        shares and common share
        equivalents outstanding                3,219       3,182        3,218      3,207

Addition from assumed exercise as
     of the beginning of the period, of
     common stock options outstanding as
     of the end of the period, reduced
     by the number of shares assumed to
     have been repurchased by the
     company with the proceeds from
     exercise at the market value per
     share as of the end of the period             1        --              2          1
                                              ------       -----      -------      -----

Weighted average number of common
     shares and common share
     equivalents outstanding, primary
     and fully diluted                         3,220       3,182        3,220      3,208
                                              ======       =====      =======      =====
Primary and fully diluted earnings
     (loss) per share                         $ (.62)      $ .06      $ (1.49)     $ .66
                                              ======       =====      =======      =====



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